Exhibit 99.1

Destination XL Group, Inc. Reports Third Quarter Financial Results

Strong Sales momentum continues with +3.4% third quarter comparable sales increase

Raises fiscal 2018 guidance

CANTON, Mass., November 30, 2018 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the third quarter of fiscal 2018.

Highlights

•	Total sales for the third quarter of $107.1 million, up $3.4 million or 3.2% from $103.7 million in the prior-year third quarter.
•	Total comparable sales increased 3.4% for the third quarter.
•	Net loss for the quarter was $(2.0) million, or $(0.04) per diluted share, as compared to prior-year quarter’s net loss of $(5.7) million, or $(0.12) per diluted share.
•	On a non-GAAP basis, adjusted net loss for the third quarter was ($0.02) per diluted share, as compared to adjusted net loss of ($0.09) per diluted share for the prior-year third quarter.
•	Adjusted EBITDA for the third quarter was $6.6 million compared to $2.8 million in the prior-year quarter.

Management Comments

“This was our fourth consecutive quarter of solid performance and progress in our business. Our sales momentum from the fourth quarter of last year has continued through the spring, summer and fall selling seasons. We registered another quarter of meaningful earnings improvement, while successfully executing against our strategic initiatives,” said David Levin, President and Chief Executive Officer.

“This was another strong quarter with positive comp, lower promotional activity and well-managed expenses that resulted in adjusted EBITDA that is more than double third quarter last year.  We also launched our enhanced e-commerce website and we continue to strengthen the DXL brand with a focus on comfort, style and fit. Our merchandise assortment is well positioned for the all-important holiday season and we are confident our momentum will continue into 2019,” Levin concluded.

Third Quarter Results

Sales

Total sales for the third quarter of fiscal 2018 increased 3.2% to $107.1 million from $103.7 million in the third quarter of fiscal 2017.  The increase of $3.4 million in total sales was due to a comparable sales increase of 3.4%, or $3.4 million, an increase of $0.7 million in non-comparable sales from DXL stores open less than 13 months, an increase of $0.3 million in other revenue and a $0.7 million shift in calendar weeks due to the 53rd week in fiscal 2017.  These increases were partially offset by closed stores of $1.7 million.

Gross Margin

For the third quarter of fiscal 2018, our gross margin rate, inclusive of occupancy costs, was 44.0% as compared to a gross margin rate of 43.2% for the third quarter of fiscal 2017. The 80 basis point improvement was due to a 90 basis point decrease in occupancy costs as a percent of sales partially offset by a 10 basis point decrease in merchandise margins.  The decrease in merchandise margin was related to a lower sales penetration in private label and a greater penetration in designer brands. Occupancy costs, as a percentage of sales, improved from leverage on a higher sales base and a decrease of $0.3 million related to closed stores.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the third quarter of fiscal 2018 were 37.8% as compared to 40.5% for the third quarter of fiscal 2017. On a dollar basis, SG&A decreased by $1.5 million for the third quarter of fiscal 2018 due to a reduction in payroll and payroll-related costs.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 21.6% of sales in the third quarter of fiscal 2018 as compared to 22.4% of sales in the third quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 16.2% of sales in the third quarter of fiscal 2018 compared to 18.1% of sales in the third quarter of last year.

Corporate Restructuring

In May 2018, the Company executed a corporate restructuring to accelerate the Company's path to profitability by better aligning its expense structure with its revenues.  The Company eliminated 56 positions, which represented approximately 15% of our corporate work force, or 2% of our total work force.  Of the 56 positions, 36 positions were terminations and 20 positions were open positions that were not filled.  As a result, the Company incurred an aggregate charge of $1.9 million, of which $0.3 million was incurred in the third quarter of fiscal 2018, for employee severance and one-time termination benefits, as well as other employee-related costs. Approximately $1.5 million of the $1.9 million was cash expenditures.

As a result of this restructuring, the Company expects to realize savings of approximately $5.6 million in SG&A expenses in fiscal 2018, which is reflected in our earnings guidance.  The savings primarily relate to corporate payroll, travel, benefits and non-essential project expenses, and are expected to be approximately $10.3 million on an annualized basis.  The majority of the actions necessary to realize these savings were completed during the second quarter of fiscal 2018. The Company will continue to address its SG&A cost structure to improve its EBITDA margins and overall profitability.

Net Loss

For the third quarter of fiscal 2018, we had a net loss of $(2.0) million, or $(0.04) per diluted share, compared with a net loss of $(5.7) million, or $(0.12) per diluted share, for the third quarter of fiscal 2017.

On a non-GAAP basis, adjusting for the restructuring and CEO transition costs of $0.7 million in the third quarter of fiscal 2018, adjusted net loss per share, assuming a normalized tax rate of 26%, was ($0.02) per diluted share, as compared to adjusted net loss of ($0.09) per diluted share for the third quarter 2017.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, for the third quarter of fiscal 2018 were $6.6 million, compared to $2.8 million for the third quarter of fiscal 2017, driven by comparable sales growth as well as reduced SG&A expenses related to lower payroll related costs, as a result of the restructuring.  Adjusted EBITDA excludes restructuring charges and CEO transition costs.

Cash Flow

	For the nine months ended
(in millions)	November 3, 2018	October 28, 2017
Cash flow from operating activities (GAAP basis)	$(1.3)	$5.2
Capital expenditures, infrastructure projects	(8.0)	(5.8)
Capital expenditures for DXL stores	(1.8)	(12.6)
Free Cash Flow (non-GAAP basis)	$(11.1)	$(13.2)

Cash flow from operations for the first nine months of fiscal 2018 was $(1.3) million, compared to $5.2 million for the first nine months of fiscal 2017. The decrease in cash flow from operations was primarily due to the prior year benefiting from inventory reduction initiatives that have now annualized resulting in a $10.6 million swing as well as a decrease from the prior year in tenant allowances of approximately $5.4 million, which corresponds to decreased capital expenditures.

Capital expenditures for the first nine months of fiscal 2018 decreased to $9.8 million as compared to $18.4 million for the first nine months of fiscal 2017, due to opening fewer stores.  For the first nine months of fiscal 2018, we opened 3 new DXL stores and rebranded 3 Casual Male XL stores to DXL stores, compared to 19 DXL retail stores and 1 DXL outlet store opening during the first nine months of fiscal 2017.  Partially offsetting this decrease in store capital was an increase in capital expenditures related to our IT and website initiatives.

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At November 3, 2018, the Company had cash and cash equivalents of $6.4 million. Total debt at November 3, 2018 was $72.0 million and consisted of $57.3 million outstanding under the Company’s revolving credit facility and $14.7 million outstanding under its FILO facility, net of unamortized debt issuance costs. At November 3, 2018, the Company had $45.4 million of excess availability under its credit facility.

Inventory was $116.4 million at November 3, 2018 as compared to $103.3 million at February 3, 2018 and $119.9 million at October 28, 2017. The decrease of $3.5 million in inventory compared with last year’s third quarter was due to the inventory initiatives taken last fiscal year to improve timing of receipts and weeks of supply on hand. Inventory levels peak at the end of the third quarter as the Company enters the holiday season.

Retail Store Information

For the first nine months of fiscal 2018, the Company opened two new DXL stores, one DXL outlet store, rebranded three Casual Male XL stores to DXL, and closed eight Casual Male XL stores, three Casual Male XL outlets and one DXL store.  Total retail square footage has remained relatively constant since the end of fiscal 2016:

	Year End 2016		Year End 2017		At November 3, 2018		Year End 2018E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	192	1,542	212	1,665	216	1,683	216	1,683
DXL outlets	13	66	14	72	15	78	15	78
CMXL retail	97	340	78	268	67	225	66	221
CMXL outlets	36	113	33	103	30	91	30	91
Rochester Clothing	5	51	5	51	5	51	5	51
Total	343	2,112	342	2,159	333	2,128	332	2,124

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales are defined as sales that originate online, including those initiated online at the store level.  On a trailing 12-month basis, our direct business increased to 21.2% of our total sales at the end of the third quarter of fiscal 2018 as compared to 20.8% at the end of the third quarter of fiscal 2017.

CEO Search and Transition Costs

On March 23, 2018, the Company announced Mr. Levin’s plan to retire on December 31, 2018, and the engagement of Heidrick & Struggles International Inc. to lead a search process to identify a successor for Mr. Levin.  That search process was terminated on October 1, 2018.  On November 26, 2018, the

Company engaged Russell Reynolds Associates to lead a new CEO search process, which we expect to be completed by the end of the first quarter of fiscal 2019.

Pursuant to the terms of the Transition Agreement between the Company and Mr. Levin dated March 20, 2018, as amended (the “Transition Agreement”), Mr. Levin is expected to resign as an officer and director of the Company on January 1, 2019, and will be entitled to receive his base salary, AIP bonus and LTIP compensation over the following twelve months.  On November 27, 2018, the Company entered into a letter agreement with Mr. Levin, whereby he will assume the role of Acting CEO from January 1, 2019 through April 30, 2019, unless such agreement is extended by the Board of Directors through June 30, 2019.  In connection with assuming this role, Mr. Levin will receive additional compensation of $200,000 per month.

The Company expects to incur an aggregate charge of approximately $2.1 million for CEO transition costs in fiscal 2018, related primarily to expenses incurred pursuant to the Transition Agreement and the CEO search.  During the third quarter and first nine months of fiscal 2018, the Company incurred CEO transition costs of approximately $0.4 million and $0.6 million, respectively, related primarily to the CEO search. The Company expects to incur additional charges of approximately $1.6 million for CEO transition costs in fiscal 2019 and fiscal 2020, related primarily to expenses incurred pursuant to the Transition Agreement and the CEO search.

Fiscal 2018 Outlook

Based on our strong sales performance during the third quarter of fiscal 2018, we are raising our earnings guidance for fiscal 2018. As indicated above, in the fourth quarter of fiscal 2018, the Company expects to incur approximately $1.5 million of additional CEO transition costs.

Our strategy for fiscal 2018 remains focused on customer acquisition, customer retention, and customer re-activation.  Our marketing spend for the year is expected to be approximately $24.0 million, which is less than the fiscal 2017 spend of approximately $29.5 million, but greater than the fiscal 2016 spend of $18.0 million.  Compared to fiscal 2017, we are projecting that our total sales for the year will be negatively impacted by one less week of sales and a net decrease in store count of ten stores, worth approximately $5.3 million in sales.  Fiscal 2017 included a 53rd week, with sales of $6.9 million and operating income of $1.6 million.

Our updated guidance for fiscal 2018, based on a 52-week year, is as follows:

•

Sales of $470.0 million to $474.0 million, with a total comparable sales increase of 2.5% to 3.5% (an increase from our previous guidance of $462.0 million to $472.0 million, with a total company comparable sales increase of approximately 1.0% to 3.0%).

•	Gross margin rate of approximately 44.9% (an increase from our previous guidance of 44.5%).
•

Net loss, on a GAAP basis, of $(9.8) to $(12.8) million, or $(0.20) to $(0.26) per diluted share (an improvement from previous guidance of $(13.2) to $(18.2) million, or $(0.27) to $(0.37) per diluted share).  This improvement includes the reduced estimate of costs to be incurred in fiscal 2018 related to its CEO transition.

•

Adjusted net loss of $(0.08) to $(0.13) per diluted share (an improvement from previous guidance of $(0.11) to $(0.18) per diluted share).  Because we expect to continue providing a full valuation allowance against our deferred tax assets, we do not expect to recognize any income tax benefit in fiscal 2018. This non-GAAP net loss is before restructuring charges and CEO transition costs and assumes a tax rate benefit of 26%. *

•	EBITDA adjusted for restructuring charges and CEO transition costs (“Adjusted EBITDA”) of $24.0 million to $27.0 million (an increase from previous guidance of 20.0 million to $25.0 million).*
•

Capital expenditures of approximately $12.5 million, $1.8 million of which will be for new and remodeled stores to the DXL format and $10.7 million for digital and infrastructure projects, partially offset by approximately $1.1 million in tenant allowances (an increase from our previous guidance of $11.4 million, of which $2.1 million was for new and remodeled stores and $9.3 million for digital and infrastructure projects). We expect to fund our capital expenditures from our operating cash flow.

•

At the end of fiscal 2018, we expect cash flow from operating activities of $22.5 million to $26.5 million, including tenant allowances (an increase from 20.5 million to $26.5 million).  This improvement is due to the increase in EBITDA guidance offset by an anticipated decrease in working capital for the acceleration of inventory receipts at the end of fiscal 2018.  As a result, we expect free cash flow after all capital expenditures of approximately $10.0 million to $14.0 million (a change from our previous guidance of $9.1 million to $15.1 million)(inclusive of costs associated with restructuring and CEO transition).*

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, November 30, 2018 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 9997902. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (calculated as EBITDA adjusted to exclude restructuring charges, CEO transition costs and any asset impairment charges) are useful to investors in evaluating its performance. With the significant capital investment over the past several years associated with the DXL stores and, therefore, increased levels of depreciation and interest, management uses EBITDA and Adjusted EBITDA as key metrics to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges related to the restructuring charge, costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.  Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big and tall men's apparel with store locations throughout the United States, London, England and Toronto, Canada. The retailer operates under the following brands: Destination XL®, DXL Men’s Apparel®, Casual Male XL and Rochester Clothing. The Company also operates an e-commerce site at www.destinationxl.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to the timing of the CEO search process, CEO transition costs, cash flows, gross profit margins, store counts, the impact of its corporate restructuring on profitability and related costs and savings, capital expenditures, sales, marketing spend, EBITDA, adjusted EBITDA and earnings for fiscal 2018.  The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations, including the corporate restructuring, may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2018, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Sales	$107,069	$103,700	$342,606	$332,454
Cost of goods sold including occupancy	60,009	58,887	188,333	183,136
Gross profit	47,060	44,813	154,273	149,318

Expenses:
Selling, general and administrative	40,436	41,968	133,631	137,204
Corporate restructuring	692	—	2,452	—
Impairment of assets	—	—	—	1,718
Depreciation and amortization	7,161	7,680	21,867	23,337
Total expenses	48,289	49,648	157,950	162,259

Operating loss	(1,229)	(4,835)	(3,677)	(12,941)

Interest expense, net	(798)	(871)	(2,642)	(2,497)

Loss before provision (benefit) for income taxes	(2,027)	(5,706)	(6,319)	(15,438)
Provision for income taxes	(22)	-	(19)	64

Net loss	$(2,005)	$(5,706)	$(6,300)	$(15,502)

Net loss per share - basic and diluted	$(0.04)	$(0.12)	$(0.13)	$(0.32)

Weighted-average number of common shares outstanding:
Basic	49,352	48,607	49,068	48,966
Diluted	49,352	48,607	49,068	48,966

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
November 3, 2018, February 3, 2018 and October 28, 2017
(In thousands)
Unaudited

	November 3,	February 3,	October 28,
	2018	2018	2017
ASSETS

Cash and cash equivalents	$6,376	$5,362	$5,791
Inventories	116,371	103,332	119,878
Other current assets	12,713	12,973	15,979
Property and equipment, net	98,286	111,032	116,126
Intangible assets	1,573	1,821	1,923
Other assets	5,716	5,885	3,955
Total assets	$241,035	$240,405	$263,652

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$29,717	$33,987	$32,750
Accrued expenses and other liabilities	63,030	65,263	65,648
Long-term debt	14,743	12,061	13,188
Borrowings under credit facility	57,290	47,385	68,198
Deferred gain on sale-leaseback	10,624	11,723	12,089
Stockholders' equity	65,631	69,986	71,779
Total liabilities and stockholders' equity	$241,035	$240,405	$263,652

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

	For the three months ended				For the nine months ended
	November 3, 2018		October 28, 2017		November 3, 2018		October 28, 2017
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(2,005)	$(0.04)	$(5,706)	$(0.12)	$(6,300)	$(0.13)	$(15,502)	$(0.32)
Adjust:
Corporate restructuring	262	$0.01	-	-	1,922	$0.04	-	-
CEO transition costs	430	$0.01	-	-	530	$0.01	-	-
Impairment of assets	-	-	-	-	-	-	1,718	$0.04
Add back actual income tax provision (benefit)	(22)	-	-	-	(19)	-	64	-
Add income tax benefit, assuming a normal tax rate of 26%	347	$0.01	1,484	$0.03	1,005	$0.02	3,567	$0.07
Adjusted net loss (non-GAAP basis)	$(988)	$(0.02)	$(4,222)	$(0.09)	$(2,862)	$(0.06)	$(10,153)	$(0.21)

Weighted average number of common shares outstanding on a:
diluted basis for a net loss position		49,352		48,607		49,068		48,966

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended		For the nine months ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
(in millions)
Net loss (GAAP basis)	$(2.0)	$(5.7)	$(6.3)	$(15.5)
Add back:
Corporate restructuring	0.3	-	1.9	-
CEO transition costs	0.4	-	0.6	-
Impairment of assets	-	-	-	1.7
Provision for income taxes	-	-	-	0.1
Interest expense	0.8	0.9	2.6	2.5
Depreciation and amortization	7.2	7.7	21.9	23.3
Adjusted EBITDA (non-GAAP basis)	$6.6	$2.8	$20.7	$12.1

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the nine months ended
(in millions)	November 3, 2018	October 28, 2017
Cash flow from operating activities (GAAP basis)	$(1.3)	$5.2
Capital expenditures, infrastructure projects	(8.0)	(5.8)
Capital expenditures for DXL stores	(1.8)	(12.6)
Free Cash Flow (non-GAAP basis)	$(11.1)	$(13.2)

2018 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

	Projected
	Fiscal 2018
(in millions, except per share data)		per diluted share
Net loss (GAAP basis)	$(9.8)-$(12.8)
Add back:
Restructuring charge	1.9
CEO transition costs	2.1
Provision for income taxes	0.1
Interest expense	3.4
Depreciation and amortization	29.3
Adjusted EBITDA (non-GAAP basis)	$24.0-$27.0

Net loss (GAAP basis)	$(9.8)-$(12.8)	$(0.20)-$(0.26)
Add back:
Restructuring charge	1.9	$0.04
CEO transition costs	2.1	$0.04
Add back tax provision and record benefit assuming 26%	1.8 -2.7	$0.04-$0.05
Adjusted net loss (non-GAAP basis)	$(4.0) -$(6.1)	$(0.08)-$(0.13)
Weighted average common shares outstanding - diluted	49.1

Cash flow from operating activities (GAAP basis)	$22.5 -$26.5
Capital expenditures, infrastructure projects	(10.7)
Capital expenditures for DXL stores	(1.8)
Free Cash Flow (non-GAAP basis)	$10.0-$14.0